UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 20, 2010

MANITEX INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Michigan	001-32401	42-1628978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 Industrial Drive, Bridgeview, Illinois 60455

(Address of Principal Executive Offices) (Zip Code)

(708) 430-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Terrence P. McKenna, a member of the Manitex International, Inc. (the “Company”) Board of Directors and the Chairman of its Audit Committee, died on October 5th, 2010. On October 20th, the Company notified the NASDAQ Stock Market (“NASDAQ”) of Mr. McKenna’s death and that, as a result, the Company was no longer in compliance with NASDAQ Marketplace Rule 5605 because the Company’s Audit Committee now consists of only two independent directors.

The Company also advised NASDAQ that it intends to rely on the cure provisions of Rule 5605(c)(4)(B) wherein the Company has until the earlier of the next annual meeting of shareholders, or one year from the date of Mr. McKenna’s death to comply with the composition requirements set forth in NASDAQ Rule 5065. However, if the Company’s next annual meeting of stockholders occurs on or before April 4, 2011, the Company has until April 4, 2011 to comply with the composition requirements.

On October 20, 2010, the Company received a notice from The NASDAQ Stock Market acknowledging that the Company was in noncompliance with NASDAQ Marketplace Rule 5605 and confirming the cure procedure.

The Committee on Directors and Board Governance of the Board of Directors will conduct a search to identify suitable candidates for our Board of Directors. The vacancy on the Audit Committee of the Board of Directors is to be filed by a newly elected Director.

Unless otherwise required by law, the Company undertakes no duty or obligation to update this Report for purposes of disclosing any action that the Company decides to take after the filing of this Report with respect to the subject matter of this item 3.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANITEX INTERNATIONAL, INC.

By:	/S/ DAVID H. GRANSEE
Name:	David H. Gransee
Title:	VP & CFO

Date: October 21, 2010